                                                                                                            EXHIBIT 12(a)

                                                 PLAYTEX PRODUCTS, INC.

                                 COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                              RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                 (DOLLARS IN THOUSANDS)



                                           TWELVE          Twelve            Twelve            Twelve           Twelve
                                           MONTHS          Months            Months            Months           Months
                                           ENDED           Ended             Ended             Ended            Ended
                                         DECEMBER 30,    December 31,      December 25,     December 26,     December 28,
                                            1995            1994              1993              1992             1991
                                            ----            ----              ----              ----             ----

Earnings (loss) before
cumulative effect of accounting
changes and extraordinary loss            $   2,774      $  29,547          $(124,845)         $ (15,258)      $ (10,492)
Income taxes                                  8,151         23,994              2,049              5,100           9,075
                                          ---------      ---------          ---------          ---------       ---------
Earnings (loss) before
income taxes, cumulative
effect of accounting
changes and extraordinary loss               10,925         53,541           (122,796)           (10,158)         (1,417)
Fixed charges:
   Interest                                  71,361         76,153            115,949            114,016         115,982
   One-third of rental                        1,697          1,413              1,180              1,261           1,273
                                          ---------       ---------         ---------          ---------       ---------
   Total fixed charges                       73,058         77,566            117,129            115,277         117,255
                                                          ---------         ---------          ---------       ---------
Earnings (loss) before fixed
charges, income taxes, cumulative
effect of accounting changes and
extraordinary loss                        $  83,983      $ 131,107          $  (5,667)         $ 105,119       $ 115,838
                                          =========      =========          =========          =========       =========

Ratio of earnings to fixed charges             1.15X          1.69X               --                 --               --
                                          =========      =========          =========          =========       =========

Pre-tax earnings required for
preferred stock dividends (1)                   N/A      $   2,107          $    --            $    --         $     --
                                          =========      =========          =========          =========       =========

Ratio of earnings to fixed charges
and preferred dividends                         1.15X         1.65X               --                --               --
                                          ==========     =========          =========          =========       =========

Coverage (deficiency) of earnings
to fixed charges                          $   10,925     $  53,541          $(122,796)         $ (10,158)      $  (1,417)
                                          ==========     =========          =========          =========       =========

Coverage (deficiency) of earnings
to fixed charges and preferred
dividends                                 $   10,925     $  51,434          $    --            $    --         $      --
                                          ==========     =========          =========          =========       ==========
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  (1)    Gross-up of earnings for preferred stock dividends has been computed at the applicable effective tax rates. For periods where the historical effective tax rates exceed 100% or are negative, gross-up of earnings has not been computed because material distortions would have resulted from the use of the prescribed mathematical formula. Notwithstanding the foregoing, Playtex's earnings would have been inadequate to cover fixed charges and preferred dividends for such periods.